EXHIBIT 5 AND 23(c)









                                May 9, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  OLD KENT FINANCIAL CORPORATION
     OLD KENT THRIFT PLAN

Dear Ladies and Gentlemen:

          As general counsel for Old Kent Financial Corporation, a Michigan corporation (hereinafter called the "Company"), we have examined and are familiar with the Company's Restated Articles of Incorporation, Bylaws, and other corporate records and documents and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company has been duly organized and is validly existing under the laws of the State of Michigan.

          2. The 1,000,000 shares of Common Stock to which the Registration Statement relates have been duly authorized and reserved for issuance under the Old Kent Thrift Plan and such shares, when sold pursuant to the Old Kent Thrift Plan, will be legally issued, fully paid, and nonassessable.

          We hereby consent to the filing of this opinion and consent as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to the Old Kent Thrift Plan.

                                   WARNER NORCROSS & JUDD LLP


                                   By /S/ GORDON R. LEWIS
                                      Gordon R. Lewis
                                      A Partner